Exhibit 99.2

CONSENT OF SCALAR GROUP, INC.

March 25, 2016

We hereby consent to the inclusion of our opinion letter dated October 16, 2015 to the Board of Directors of VBI Vaccines Inc., as Annex B to the Proxy Statement/Prospectus, which forms a part of the Registration Statement of SciVac Therapeutics Inc. on Form F-4, as amended, filed on the date hereof (the “Registration Statement”) relating to the proposed merger of VBI with and into SciVac Therapeutics Inc. and to the references to such opinion and the quotation or summarization of such opinion contained therein under the headings “Summary – Opinion of Scalar to the VBI Board,” Proposal One – The Merger – Background of the Merger,” “Proposal One – the Merger – VBI’s Reasons for the Merger and the Recommendation of the VBI Board,” and “Proposal One - The Merger – Opinion of Scalar to the VBI Board.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we hereby admit that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

SCALAR GROUP, INC.

By:	/s/ Matthew Tillotson
Name:	Matthew Tillotson
Title:	Managing Director